EXHIBIT 99.1

                                                                        Contact:
                                                                   Paul V. Maier
                                                               Senior VP and CFO
                                                                    858-550-7573

                                                                    Abe Wischnia
                                           Senior Director of Investor Relations
                                                    and Corporate Communications
                                                                    858-550-7850



         LIGAND ANNOUNCES ACCELERATION OF EMPLOYEE STOCK OPTION VESTING


     SAN DIEGO, Calif.--February 1, 2005--Ligand Pharmaceuticals Incorporated (Nasdaq:LGND) announced today the company has accelerated the vesting of certain unvested and "out-of-the-money" stock options previously awarded to officers and employees under the Ligand Pharmaceuticals 1992 and 2002 stock option plans which have an exercise price greater than $10.41, the closing price on January 31, 2005, which is the effective date of the acceleration. Outstanding unvested options that are "in the money" will not be subject to acceleration and will continue to vest on their normal schedule.

     Options to purchase approximately 1.3 million shares of Ligand common stock which would otherwise have vested over the next 46 months will become fully vested. These represent about 19 per cent of the total shares subject to outstanding options and 57 per cent of the total outstanding unvested option shares.

     Options held by non-employee directors are excluded from this acceleration. In addition, all executive officers of the company have entered into an agreement not to sell any shares acquired through the exercise of an accelerated option prior to the date on which the exercise would have been permitted under the options' original vesting terms, other than shares sold for payment of taxes resulting from the exercise or in the case of retirement or termination of employment.


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     With the implementation of Financial Accounting Standard Board (FASB)
statement "Share-Based Payment" (FAS 123R) as expected effective July 1, 2005, the action announced today would result in the company not being required to recognize share-based compensation expense, before tax, of $10.5 million (approximately $2.5 million in 2005, $3.7 million in 2006, $3.1 million in 2007, and $1.2 million in 2008) based on value calculations using the Black-Scholes methodology. The estimated $2.5 million amount for 2005 is based on the assumption that the company will apply the expense recognition provisions of FAS 123R beginning July 1, 2005.

     "The company's decision to accelerate the vesting of these 'out-of-the-money' options was in recognition of the issuance of FAS 123R," said Paul V. Maier, Ligand's senior vice president and chief financial officer. "By accelerating the vesting of these options, we believe it will result in the company not being required to recognize aggregate compensation expense of up to $10.5 million associated with these options in future periods. We believe this is in the best interest of the company and its shareholders and do not plan to replace accelerated options with future additional grants. Furthermore, because the accelerated options are under water, with exercise prices in excess of current market values, they may not be fully achieving their original objectives of incentive compensation and employee retention. We believe the acceleration may have a positive effect on employee morale, retention, and perception of option value."


     Holders of incentive stock options (ISOs) have been given the choice of declining the acceleration of their options if such acceleration would have the effect of changing the options from an ISO to a non-qualified stock option.



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ABOUT LIGAND

     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs) and Signal Transducers and Activators of Transcription (STATs). For more information, go to www.ligand.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These include statements regarding implementation of FAS 123R, recognition of expense, and effects on our employee morale, retention and perception. Actual events or results may differ from our expectations. There can be no assurance that FAS 123R will be implemented in the expected time frame or at all; that future FASB statements or rules, government action or other factors will not delay, limit, change or eliminate the expected expense to Ligand and other impacts of FAS 123R; nor that employee morale, retention or perception will be affected. Additional information concerning risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via Ligand's web site at http://www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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